Exhibit 99.1

FOR IMMEDIATE RELEASE

Intersections Inc. Completes $20 Million Debt Refinancing
CHANTILLY, VA – April 21, 2017 – Intersections Inc. (NASDAQ: INTX), a leading provider of identity risk management and privacy protection services for consumers, today announced that it successfully completed a new $20 million term loan financing with PEAK6 Investments, L.P.  The new credit agreement extends the maturity date, reduces and defers mandatory quarterly principal payments, and carries a lower interest rate compared to the prior credit agreement.  The maturity date of the new credit agreement is April 20, 2021 and quarterly principal payments of $1.2 million commence on September 30, 2019.  The initial interest rate is 9.486% per annum, to be adjusted annually on March 31 to 7.75% plus 1 year LIBOR. The Company used approximately $13.9 million of the proceeds to repay in full the aggregate principal amount outstanding under their prior credit agreement and related interest, prepayment penalties and transaction expenses.  The Company expects to use the remainder of the proceeds to accelerate both subscriber acquisition and product development.

In connection with the new credit agreement, PEAK6 purchased, for $1.5 million in cash, a warrant to purchase 1.5 million shares of the Company's common stock at an exercise price of $5.00 per share.  The warrant is immediately exercisable and has a five-year term.  The Company used the proceeds from the sale of the warrant to repurchase 419,498 shares of the Company's common stock from PEAK6 Capital Management, LLC, at a price of $3.60 per share.  The repurchase was made pursuant to the Company's previously announced share repurchase program; however, the Company is prohibited from repurchasing additional shares of common stock under the new credit agreement.

"Intersections is focused on rebuilding our consumer identity protections services.  We have positioned ourselves to expand that business through broader and more diverse distribution channels and through exciting new products such as our artificial intelligence driven product coming to market this summer.  This new financing will provide Intersections additional capital and runway to execute our business plan and grow. We are pleased that PEAK6 is becoming our primary credit provider and investing in a warrant to acquire our common stock" said Johan Roets, Intersections' Chief Executive Officer.  "PEAK6 has been a shareholder in Intersections Inc. for several years.  By entering into this transaction, PEAK6 has become both our main credit funding partner and demonstrated an interest in our long term value as we continue to grow and execute our business plan.  PEAK6 is highly successful and possesses significant consumer online expertise, management experience and capital.  We look forward to our partnership with PEAK6."

"PEAK6 has been invested in the Company for a few years and we are excited to expand our support with this loan," said Matt Hulsizer, Co-founder of PEAK6 Investments, L.P. Mr. Hulsizer continued "We believe that the Company has correctly focused on its core businesses and the future is bright."

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Forward-Looking Statements:
Statements in this release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "project,'' "plan," "intend," "believe," "may," "should," "can have," "likely" and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Those forward-looking statements involve known and unknown risks and uncertainties and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including the impact of shutting down our Pet Health Monitoring segment; the timing and success of new product launches and other growth initiatives; the continuing impact of the regulatory environment on our business; the continued dependence on a small number of financial institutions for a majority of our revenue and to service our U.S. financial institution customer base; our ability to execute our strategy and previously announced transformation plan; our incurring additional restructuring charges; our incurring additional impairment costs or charges on goodwill and/or assets; our ability to control costs; our ability to maintain sufficient liquidity and produce sufficient cash flow to fund our business, growth strategy and debt service obligations; and our needs for additional capital to grow our business, including our ability to maintain compliance with the covenants under our term loan or seek additional sources of debt and/or equity financing. Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed under "Forward-Looking Statements," "Item 1. Business—Government Regulation" and "Item 1A. Risk Factors" in the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in its recent other filings with the U.S. Securities and Exchange Commission. The Company undertakes no obligation to revise or update any forward-looking statements unless required by applicable law.
About Intersections Inc.:
Intersections Inc. (NASDAQ: INTX) provides innovative, information based solutions that help consumers manage risks and make better informed life decisions.  Under its IDENTITY GUARD® brand and other brands, the company helps consumers monitor, manage and protect against the risks associated with their identities and personal information. Headquartered in Chantilly, Virginia, the company was founded in 1996. To learn more, visit www.intersections.com.
About PEAK6:
PEAK6 Investments, L.P. is a leading financial institution with headquarters in Chicago, and offices in Dallas, Seattle, New York and Portland. Established in 1997, PEAK6 has a demonstrated track record of success in proprietary trading, securities clearing, retail brokerage, technology innovation, investments and risk management. PEAK6 focuses on innovation, execution prowess and nurtures a highly dynamic, entrepreneurial culture.

For more information:
Ron Barden
Intersections Inc.
703.488.6810
IR@intersections.com